Exhibit 99.1

Contacts:

Thad Trent

EVP Finance & Administration and CFO

(408) 943-2925

investor.relations@cypress.com

Samer Bahou

PR Manager

(408) 232-4552

samer.bahou@cypress.com

For Immediate Release

Cypress Announces Proposed $250 Million Convertible Notes Offering

SAN JOSE, Calif., June 20, 2016 – Cypress Semiconductor Corp. (NASDAQ: CY) today announced its intention to offer, subject to market conditions and other factors, $250.0 million aggregate principal amount of convertible senior notes due in 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Cypress also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Cypress expects to use the net proceeds of the offering of the notes and an additional $450.0 million term loan under its existing credit facility to pay the cost of the capped call transactions described below, finance the purchase price and costs associated with the previously announced acquisition of Broadcom Corporation’s Wireless Internet of Things business and certain related assets, repay approximately $107.0 million in revolving loans under Cypress’ existing credit facility and pay fees and expenses related to the foregoing.

The notes will be unsecured, senior obligations of Cypress, and interest will be payable semi-annually in arrears.  The notes will be convertible into cash, shares of Cypress’ common stock (“common stock”), or a combination thereof, at Cypress’ election.  The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.

In connection with the offering of the notes, Cypress expects to enter into capped call transactions with one or more of the initial purchasers or their affiliates or other financial institutions (the “hedge counterparties”).  The capped call transactions are intended to reduce the potential dilution to the common stock upon any conversion of notes and/or offset the cash payments Cypress is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of the common stock is greater than the strike price and lower than the cap price of those capped call transactions.  If the initial purchasers exercise their over-allotment option, Cypress intends to enter into additional capped call transactions with the hedge counterparties. Cypress expects that in connection with establishing their initial hedge of the capped call transactions, the hedge counterparties or their respective affiliates may purchase shares of the common stock and/or enter into various derivative transactions with respect to the common stock concurrently with, or shortly after, the pricing of the notes.  These activities could increase (or reduce the size of any decrease in) the market price of Cypress’ common stock or the notes at that time.  In addition, Cypress expects that the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to the common stock and/or by purchasing or selling shares of the common stock or other securities of Cypress in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes).  This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.